Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statements on Form S-1 of Magnolia Lane Income Fund of our report dated August 13, 2014, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on page F-2 of this Registration Statement. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in this Registration Statement.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

New York, New York

June 12, 2015